Exhibit 10.1

AMENDMENT TO PROMISSORY NOTE

This Amendment to Promissory Note (the “Amendment”) is made and entered into as of March 24, 2026, effective as of February 13, 2026 (the “Effective Date”), by and between Wytec International, Inc., a Nevada corporation (the “Company”), and Christopher Stuart, an individual (“Stuart”), with respect to the following facts:

RECITALS

A.	The Company and Stuart have entered into that certain unsecured promissory note in the original principal amount of $625,000, dated February 25, 2020, as amended on August 13, 2022, February 5, 2024, and December 31, 2024 (the “Note”), issued by the Company to Stuart in accordance with the Company’s prior private placement of units, each unit consisting of $50,000 of 7% promissory notes and 5,000 common stock purchase warrants.

B.	The Company and Stuart desire to amend the Note as provided in this Amendment in order to (i) waive any default with respect to the Note and (ii) allow the Company to extend the maturity date of the Note by eleven (11) additional six month periods instead of nine (9) additional six month periods in consideration for the issuance of 124,000 warrants to purchase up to 124,000 shares of the Company’s common stock, exercisable until December 31, 2026 at an exercise price of one dollar and fifty cents ($1.50) per share, provided that, ten (10) days after the common stock of the Company commences trading on the NASDAQ Capital Market or an equivalent or higher public securities trading market, the exercise price will be the greater of (i) one dollar and fifty cents ($1.50) per share or (ii) eighty-five percent (85%) of the 10-day moving average of the Company’s then current public trading price as quoted on the public securities trading market on which the Company’s common stock is then traded with the highest volume.

C.	The terms used in this Amendment will have the meanings ascribed to them in the Note unless otherwise defined herein.

NOW, THEREFORE, for one dollar and other good and valuable consideration, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Amendment.

Stuart hereby waives any default under the Note through the Effective Date.

Section 1 of the Note is hereby amended and restated as follows:

“Maturity Date. The Maturity Date of this Note may be extended by an additional six months in the sole discretion of the Borrower up to eleven (11) times.”

2.	Issuance of Warrants.

The Company hereby issues to Stuart 124,000 warrants (the “Warrants”) to purchase up to 124,000 shares of the Company’s common stock, exercisable until December 31, 2026 at an exercise price of one dollar and fifty cents ($1.50) per share, provided that, ten (10) days after the common stock of the Company commences trading on the NASDAQ Capital Market or an equivalent or higher public securities trading market, the exercise price will be the greater of (i) one dollar and fifty cents ($1.50) per share or (ii) eighty-five percent (85%) of the 10-day moving average of the Company’s then current public trading price as quoted on the public securities trading market on which the Company’s common stock is then traded with the highest volume, in accordance with the form of Warrant attached to this Amendment as Exhibit A.

3.	Effect of Amendment.

The Note will remain in full force and effect except as specifically modified by this Amendment. In the event of any conflict between the Amendment and the Note, the terms of this Amendment will govern.

4.	Counterparts.

This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original and such counterparts will constitute but one and the same instrument.

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IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

COMPANY: WYTEC INTERNATIONAL, INC.		STUART

By:	/s/ William H. Gray	/s/ Christopher Stuart
	William H. Gray, President	Christopher Stuart

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EXHIBIT A

WARRANT

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